EXHIBIT 10(u)
BancorpSouth, Inc.
Deferred Directors’ Fee Unfunded Plan
Originally Effective November 26, 1980
Amended and Restated Effective January 1, 2009

BancorpSouth, Inc.
Deferred Directors’ Fee Unfunded Plan
     Whereas, Bank of Mississippi, a predecessor affiliate of BancorpSouth Bank (“the “Bank”), adopted the Deferred Directors’ Fee Unfunded Plan (the “Plan”) by resolution of its board of directors on November 26, 1980, and Bancorp of Mississippi, Inc., a predecessor affiliate of BancorpSouth, Inc. (the “Company”), adopted the Plan by resolution of its board of directors on July 25, 1984;
     Whereas, the Bank is a wholly owned subsidiary of the Company, and certain members of the board of directors of the Company are also members of the board of directors of the Bank;
     Whereas, the Plan has been amended from time to time and through actions taken with respect to the Plan effective as of January 1, 1982, July 25, 1984 and December 22, 1987;
     Whereas, the Plan has been operated in good faith compliance with those requirements of section 409A of the Internal Revenue Code (the “Code”) that are applicable to the Plan; and
     Whereas, and the Company desires to amend and restate the Plan to (i) comply with the requirements for the deferral of compensation under section 409A of the Code and the Treasury Regulations promulgated thereunder that are effective January 1, 2009, (ii) permit participants to make the distribution election permitted in IRS Notice 2007-86 for amounts that were previously deferred, and (iii) permit participants to make certain elections for distributions of future accruals under the Plan;
     Now Therefore, effective as of January 1, 2009 (except as otherwise specified herein), the Plan is hereby amended and restated in its entirety as follows:
I. Purpose
     The Company desires to attract and retain persons of outstanding competence to serve as members of its boards of directors. This Plan has been adopted to provide for the opportunity to defer compensation that is paid to the non-employee directors. The Plan is an unfunded plan providing benefits on an individual account basis. The Plan is exempt from the Employee Retirement Income Security Act of 1974, as amended, and shall continue indefinitely until it is terminated by an amendment permissible under Section 7.3.
     This Plan shall be operated in a manner that is consistent with the requirements of section 409A of the Code and the Treasury Regulations promulgated thereunder so that compensation income is deferred until the time of inclusion that is elected or otherwise specified herein.
II. Definitions
     When used in this Plan, the following terms will have the meanings set forth below:

     2.1 “Account” means the bookkeeping entry maintained on the books of the Company to account for credits of deferred compensation and other amounts specified under Article III. The Account shall not be connected to any particular fund or asset.
     2.2 “Beneficiary” means the individual(s) designated pursuant to Section 5.3.
     2.3 “Code” means the Internal Revenue Code of 1986, as amended.
     2.4 “Change in Control” means the occurrence of an event that is identified as a “Change in Control” in the Company’s 1995 Non-Qualified Stock Option Plan for Non-Employee Directors.
     2.5 “Committee” means the compensation committee of the Company’s board of directors; provided, however, that the chief executive officer or secretary of the Company are authorized to act on behalf of the Committee with respect to general actions that are necessary or appropriate for the administration of the Plan. The Committee may delegate some or all of its administrative authority to a person or committee. After the occurrence of a Change in Control, the members of the Committee shall continue to be the individuals who were Committee members immediately prior to the Change in Control.
     2.6 “Company” means BancorpSouth, Inc.
     2.7 “Deferral” means a portion of a Participant’s compensation earned in a certain period that a Participant has elected to receive at a later date pursuant to the terms of this Plan.
     2.8 “Director” means any individual serving on the board of directors of the Company, BancorpSouth Bank or both, and who is not an employee or officer of the Company or BancorpSouth Bank.
     2.9 “Participant” means a Director who is credited with an allocation to an Account or has made a Deferral election pursuant to Section 3.2.
     2.10 “Plan Year” means the 12 consecutive month period commencing on January 1.
     2.11 “Separation from Service” means any event where a Participant “separates from service” as described in Treasury Regulation § 1.409A-1(h).
III. Eligibility and Benefit Accruals
     3.1 Eligibility. Each Director shall be eligible to participate in this Plan during the period in which he or she serves in such position.
     3.2 Participant Deferral Elections. Directors may make Deferral elections in accordance with the procedures described herein.
     (a) A Director may make an annual election to defer the receipt of any directors’ fees that are payable in cash. This Deferral election does not apply to payments that are made in the form of Company common stock pursuant to the BancorpSouth, Inc.

Director Stock Plan or otherwise. The Deferral election shall only apply prospectively and is irrevocable during the applicable Plan Year. A Participant’s Deferrals will be credited to his or her Account at the end of the month in which the amounts would otherwise be payable to the Participant.
     (b) The amount of a Deferral election described in Section 3.2(a) shall be stated either as a dollar amount or as a percentage of the director’s fees eligible for Deferral. Deferrals will be withheld from a Participant’s director’s fees in accordance with the Participant’s written elections, subject to any required tax withholdings and offsets.
     (c) Generally, Deferral elections will be effective for the Plan Year that next follows the date of the election, unless a later date is specified by the Participant. However, a Director may make an election at any time within 30 days of the date that he or she first becomes eligible to participate in the Plan; provided, however, that such election shall only apply with respect to services performed after the election. Unless otherwise specified in a Deferral election, such election shall remain in effect for subsequent Plan Years.
     (d) All elections made pursuant to this Plan will be made in accordance with the procedures prescribed by the Committee and must be timely communicated to the Committee.
     3.3 Interest. The Committee will credit each Account at an interest rate equal to the yield as quoted for the last business day of each year in the Wall Street Journal for the most recently issued U.S. Treasury Note with an original maturity of ten years. Interest will be credited to the Accounts as of the close of business on June 30 and December 31 of each year. This interest rate will be adjusted annually on January 1, and will remain in effect for the entire calendar year. The calculation of interest will be based on a 365-day year and credited to each respective Account based on the daily average balance of such Account. Effective January 1, 2009, the Committee will credit interest at a rate equal to the yield on the most recently issued U.S. Treasury Note with an original maturity of ten years or, if greater, the most recently issued U.S. Treasury Note with an original maturity of one year, as quoted in the Wall Street Journal for the last business day of the calendar year. This basis of determining the interest rate shall remain in effect until revised by a vote of the Company’s board of directors.
     3.4 Benefit Accruals. The calculation of a Participant’s benefit accrued under this Plan shall be made solely by reference to the value of the Participant’s Account. Distributions pursuant to Section 4 shall be based upon the value of the Participant’s Account, as adjusted for contributions, earnings and prior distributions and for any administrative expenses or taxes charged thereto.
     3.5 Vesting. Each Participant’s Account is 100% vested and nonforfeitable at all times.

IV. Benefit Elections and Distributions
     4.1 Commencement of Distribution. Subject to the approval of the Committee, a Participant may elect for distributions to be paid upon a date specified by the Participant in an election that is made in accordance with procedures adopted by the Committee. Unless a Participant elects otherwise, distributions shall commence within 60 days following Separation from Service. However, upon the Participant’s death prior to payment of his entire Account, the remaining balance of the Account shall be paid in a single sum to his designated Beneficiary(ies) within 90 days of death or promptly after the Beneficiaries have been duly identified by the Committee.
     4.2 Form of Distribution. Subject to the approval of the Committee, a Participant may elect for distributions to be paid in the form of a single sum or in annual installments over a period to be determined by the Participant that does not exceed ten years. In the absence of such an election, distributions shall be made in a single sum. If a Participant elects to receive installment payments, the first installment shall be made in accordance with Section 4.1 and subsequent installments shall be made on January 1st of each successive Plan Year (or as soon as administratively feasible thereafter). All unpaid balances in Accounts shall continue to accrue interest in the same manner as described in Section 3.3.
     4.3 Election Modifications. A Participant may modify a prior distribution election made pursuant to Section 4.2 at any time that is at least 12 months prior to the date that a distribution is scheduled to commence; provided, however, commencement of the distribution must be deferred for a minimum of five years of the original distribution date. In addition, any such modification must comply with the requirements of section 409A of the Code and regulations and rulings issued thereunder. A Participant may also modify a prior distribution election in a manner described in IRS Notice 2007-86; provided that the election must be made no later than December 31, 2008 and in accordance with procedures established by the Committee.
     4.4 Right of Offset. To the extent permissible under section 409A of the Code, the Company may offset from a Participant’s Account an amount for any damages sustained by the Company arising out of Participant’s fraud, theft, or embezzlement of assets owned by the Company. The Company may also offset from a Participant’s Account amounts required for satisfaction of the Participant’s debt to the Company that is incurred in the ordinary course of Participant’s service as a director, provided that the offset shall occur at the same time and same amount that the debt would otherwise be due and payable by the Participant and shall not exceed $5,000 in any year.
     4.5 Payment to Specified Employees. It is intended that each installment of the payments and benefits provided for in this Plan is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treas. Reg. §§ 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, to the extent it is determined that the severance payments and benefits provided under this Agreement constitute “deferred compensation” under

Section 409A and Participant is a “specified employee” as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of such payments shall be delayed as follows: on the earlier of six months and one day after Participant’s Separation from Service or the date of death, the Company shall (A) pay to Participant a lump sum amount equal to the sum of the payments that Participant would otherwise have received through the delayed payment date, and (B) commence any remaining payments in accordance with the terms of this Plan. The Committee shall have limited discretion to administer this Section 4.7 in a manner consistent with Treas. Reg. § 1.409A-3(i)(2).
V. Administration
     5.1 Administration Committee. This Plan shall be administered by the Committee. The Committee shall have full discretionary power and authority to interpret, construe and administer this Plan and the Committee’s interpretations and constructions thereof, and actions thereunder, including the amount or recipient of the payment to be made from this Plan, shall be binding and conclusive on all persons for all purposes.
     5.2 Funding. All benefits payable hereunder shall be unfunded for purposes of section 83 of the Code. The Plan constitutes a mere promise by the Company to make benefit payments in the future.
     (a) Except as described in this Section, the Company may establish a trust (the “Trust”) as a reserve for the benefits payable hereunder and for the purposes stated in the Trust instrument. The Company shall be the grantor of the Trust and the Trust shall be established for the benefit of the Participants herein and, in the case of the insolvency or bankruptcy of the Company, for the benefit of the general creditors of the Company. To the extent that the Participants’ benefits are not paid from the Trust, such benefits shall be paid from the general assets of the Company. The Participants shall have no funded, secured, or preferential right to payment hereunder, but rather shall at all times have the status of a general unsecured creditor.
     (b) The Company, in its sole discretion, may contribute funds to the Trust in amounts it determines to be appropriate or desirable but, prior to the time that a Change in Control is being considered by the officers, shareholders or directors of the Company, obligated to make any contribution to the Trust, may cease funding the Trust.
     (c) Coincident with or immediately prior to the occurrence of a Change in Control, the Company shall fully fund the Trust in an amount that is adequate to pay all benefits due hereunder.
     5.3 Designation of Beneficiaries. Each Participant shall designate in a writing prescribed by the Committee a Beneficiary(ies) and contingent Beneficiary(ies) to whom benefits due hereunder shall be paid. If any Participant fails to designate a Beneficiary or if the designated Beneficiary predeceases the Participant, benefits due hereunder at that Participant’s death shall be paid to his or her contingent Beneficiary or, if none, to the deceased Participant’s surviving spouse, if any, and if none, to the deceased Participant’s estate. A Participant may change a Beneficiary designation in writing in accordance with the above procedures at any time prior to his death.

VI. Miscellaneous
     6.1 Non-assignment of Interest. No right or interest to or in any payment or benefit to a Participant shall be assignable by such Participant except by will or the laws of descent and distribution. No right, benefit or interest of a Participant hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntarily or involuntarily, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect; provided, however, that this provision shall not preclude a Participant from designating one or more Beneficiaries to receive any amount that may be payable to such Participant under the Plan after his death and shall not preclude the legal representatives of the Participant’s estate from assigning any right hereunder to the person or persons entitled thereto under his will, or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. With the consent of the Committee, a Participant may assign certain rights hereunder to a trust or other entity that is made in connection with the Participant’s family and/or estate planning.
     6.2 Successors. This Plan shall be binding upon and inure to the benefit of the Company, their successors and assigns and the Participants and their heirs, executors, administrators, and duly appointed legal representatives.
     6.3 Amendment and Termination. The Company may at any time modify or terminate this Plan by an amendment pursuant to an action that is approved or by the Company, as evidenced in a writing that is executed by an appropriate officer or the Committee.
     6.4 Taxes. All payments made hereunder shall be subject to all taxes required to be withheld under applicable laws and regulations of any governmental authorities in effect at the time of such payments.
     6.5 Controlling Law. Except to the extent superseded by federal law, the internal laws of the State of Mississippi shall be controlling in all matters relating to the Plan, including construction and performance hereof.

     In Witness Whereof, the undersigned officer of BancorpSouth, Inc. has executed this instrument on this the 30th day of December, 2008, but to be effective as of the dates specified herein.

BancorpSouth, Inc.
By:	/s/ Aubrey B. Patterson
Its: Chief Executive Officer